Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS SECOND QUARTER 2004 EARNINGS

July 29, 2004: Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $4,648,000, or $.31 per share, on operating revenues of $27,066,000 for the second quarter of 2004. This compares to net income of $2,465,000, or $.16 per share, on operating revenues of $26,201,000 for the comparable period last year. NPSI’s President, Harry R. Brown, noted that the prior year second quarter was impacted by $2,659,000 in pre-tax charges associated with a workforce reduction program. These charges decreased net income for the 2003 second quarter by $1,556,000, or $.10 per share. Mr. Brown stated that the remainder of the increase in earnings was attributable primarily to the Company’s ability to increase revenues while at the same time improving operating efficiencies by containing costs and by an increase in equity income recorded from the Company’s limited partner interests in three wireless partnerships.

Mr. Brown reported that operating revenues increased $865,000, or 3.3%, during second quarter 2004 as compared to second quarter 2003. The increase was principally due to the continued expansion of the Company’s Competitive Local Exchange Carrier (CLEC) customer base and the continued penetration of enhanced services, such as Digital Subscriber Line (DSL) and high-capacity data lines. The 3.3% revenue increase was lower than experienced in prior periods, partially due to the fact that the prior year comparable quarter was positively impacted by $427,000 in final inter-carrier settlement adjustments covering a two year period. In addition, access revenues were negatively impacted by a revision made in September of 2003 in the percent local use factor used to settle traffic between Verizon and the Company’s CLEC as well as by the phase down of CLEC interstate access rates in conjunction with the Federal Communication Commission’s Access Charge Reform Order.

Operating expenses for the second quarter of 2004 decreased $2,235,000, or 10.0%, over the comparable prior year period. As previously noted, the second quarter of 2003 was impacted by $2,659,000 in charges associated with a workforce reduction program. Also, positively impacting the comparison of second quarter 2004 and 2003, was a decrease in the costs of operational support system services pursuant to a new

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS SECOND QUARTER 2004 EARNINGS

contract executed in the third quarter of 2003. In addition, the Company was able to keep its growth rate in overall labor costs (inclusive of current and postretirement benefit costs) in the low single digits, reversing the trend of double digit percentage increases in overall labor costs experienced in the past several years. This was accomplished primarily as a result of the workforce reduction program and through various initiatives implemented to curtail the growth in postretirement benefit costs without any reduction in benefits.

Other income (net) for the second quarter of 2004 improved $621,000 from the prior year period mostly due to a $543,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships) and a $78,000 decrease in net interest expense as a result of the Company’s continued debt reduction.

For the first six months of 2004, net income increased $3,102,000, or 52.2%, to $9,045,000 from $5,943,000 in the first six months of 2003, and earnings per share amounted to $.60 as compared to $.40 in the first six months of 2003. In addition, for the first six months of 2004, operating revenues increased $2,875,000, or 5.6%, while operating expenses decreased $1,796,000, or 4.3%, and Other income (net) increased $604,000 from the comparable period in 2003. The factors described above in the second quarter analysis (including the $2,659,000 in pre-tax charges associated with a workforce reduction program that were recorded during the 2003 second quarter) were also the main contributors to the six-month period fluctuations.

Turning to operations, Mr. Brown stated that he was pleased to report that as of June 30, 2004, the Company had 53,400 CLEC access line equivalents (including 2,766 DSL lines). As of that date, the Company had a total of 11,028 DSL lines sold across all subsidiaries. He said CLEC access line equivalents and consolidated DSL lines had grown 30% and 27%, respectively, over the last twelve months and that the investments the Company had made over the last several years to expand its market presence via the CLEC edge-out strategy and to upgrade its network with the ability to ubiquitously provide broadband services were continuing to serve as the principal growth engines for the Company. Mr. Brown concluded his remarks by noting that these investments were part of a strategic plan developed by the Company nearly five years ago and that although the landscape of the telecommunications industry had changed dramatically during that timeframe, the current success of the Company was attributable to its vision and ability to stay focused on its strategic plan.

North Pittsburgh Systems, Inc. has total assets of $149 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services,

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS SECOND QUARTER 2004 EARNINGS

long distance, business phone systems and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom). The Company serves approximately 73,400 access lines in its franchised local exchange territory and 53,400 access line equivalents in its CLEC edge-out markets.

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS SECOND QUARTER 2004 EARNINGS

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2004	2003	2004	2003
Total operating revenues	$27,066	$26,201	$54,196	$51,321
Total operating expenses	20,049	22,284	40,057	41,853

Net operating income	7,017	3,917	14,139	9,468
Other income, net	895	274	1,253	649

Income before income taxes	7,912	4,191	15,392	10,117
Provision for income taxes	3,264	1,726	6,347	4,174

Net income	$4,648	$2,465	$9,045	$5,943

Common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.31	$.16	$.60	$.40

Dividends per share	$.18	$.17	$.36	$.34

	June 30 2004	Dec. 31 2003
Cash and temporary investments	$33,511	$32,026
Total assets	148,804	150,625
Total debt	26,225	27,767
Total shareholders’ equity	82,791	79,152